Exhibit 99.1
April 17, 2017

Fellow shareholders,

In Q1, we surpassed $2.5 billion in quarterly streaming revenue and added 5 million members. The opportunity provided to us by the growth of the global internet is gigantic and our plan is to keep investing as we increase membership, revenue and operating margins.

(in millions except per share data and Streaming Content Obligations)	Q1 '16	Q2 '16	Q3 '16	Q4'16	Q1'17	Q2'17 Forecast
Total (Including DVD):
Revenue	$1,958	$2,105	$2,290	$2,478	$2,637	$2,755
Y/Y % Growth	24.4%	28.0%	31.7%	35.9%	34.7%	30.9%
Operating Income	$49	$70	$106	$154	$257	$120
Operating Margin	2.5%	3.3%	4.6%	6.2%	9.7%	4.4%
Net Income	$28	$41	$52	$67	$178	$66
Diluted EPS	$0.06	$0.09	$0.12	$0.15	$0.40	$0.15

Total Streaming:
Revenue	$1,813	$1,966	$2,158	$2,351	$2,516	$2,640
Y/Y % Growth	29.5%	32.8%	36.5%	40.6%	38.8%	34.3%
Paid Memberships	77.71	79.90	83.28	89.09	94.36	98.01
Total Memberships	81.50	83.18	86.74	93.80	98.75	101.95
Net Additions	6.74	1.68	3.57	7.05	4.95	3.20

US Streaming:
Revenue	$1,161	$1,208	$1,304	$1,403	$1,470	$1,499
Contribution Profit	$413	$414	$475	$536	$606	$552
Contribution Margin	35.5%	34.3%	36.4%	38.2%	41.2%	36.8%
Paid Memberships	45.71	46.00	46.48	47.91	49.38	50.23
Total Memberships	46.97	47.13	47.50	49.43	50.85	51.45
Net Additions	2.23	0.16	0.37	1.93	1.42	0.60

International Streaming:
Revenue	$652	$758	$853	$948	$1,046	$1,141
Contribution Profit (Loss)	$(104)	$(69)	$(69)	$(67)	$43	$(28)
Contribution Margin	(16.0)%	(9.1)%	(8.0)%	(7.0)%	4.1%	(2.5)%
Paid Memberships	31.99	33.89	36.80	41.19	44.99	47.79
Total Memberships	34.53	36.05	39.25	44.37	47.89	50.49
Net Additions	4.51	1.52	3.20	5.12	3.53	2.60

Consolidated:
Net cash (used in) operating activities	$(229)	$(226)	$(462)	$(557)	$(344)
Free Cash Flow	$(261)	$(254)	$(506)	$(639)	$(423)
EBITDA	$107	$129	$164	$212	$317
Shares (FD)	438.0	438.2	438.4	440.1	445.5
Streaming Content Obligations* ($B)	12.3	13.2	14.4	14.5	15.3
*Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q1 Results and Q2 Forecast
The quarterly guidance we provide is our internal forecast at the time we report, and we strive for accuracy. In Q1, there were no substantial variations from our January guidance forecast.
Due to content (primarily House of Cards season 5) moving from Q1 to Q2, we had higher operating margins in Q1 (as forecasted) at 9.7% than our plan for the year (about 7%). We forecast operating margin at 4.4% in Q2, placing us on track to reach our 7% target for the full year.
The other effect of the content moves is lower net adds in Q1 compared to prior year (as expected) and heavier net adds in Q2 compared to prior year (about double). We have come to see these quarterly variances as mostly noise in the long-term growth trend and adoption of internet TV. For the first half of this year, for example, we expect to have 8.15 million net adds, compared to 8.42 million net adds in the first half last year.
International net additions decreased 22% year over year, as we lapped our January 2016 launch of over 130 countries, and the accompanying early surge demand, in Q1 2016. Revenue for the international segment grew 62% year over year, excluding a -$12 million impact from currency, while ASP rose 12% year over year on a F/X neutral basis. Q1 was the first quarter of consolidated profit for our international segment as profit growth in our more mature territories offset investments in newer markets. Our forward guidance shows that we intend to continue to invest internationally, projecting a small loss for Q2.
We have high satisfaction and are rapidly growing in Latin America, Europe, and North America. We are making good strides in improving our content offering to match local tastes in Asia, Middle East, and Africa, but have much progress to make, like in Latin America a few years ago.
Our year-over-year streaming revenue growth is benefiting from a price change in mid 2016, and will moderate over the course of the year to track membership growth more closely. We are seeing a small but steady migration to our 4-stream, 4K-UHD-HDR video quality tier, which is our high end plan. That will keep revenue growth slightly above membership growth, holding F/X constant.
For the last several years we’ve had flat operating margins due to established markets funding international expansion with every spare dollar we had. Because of that, the major indicators of our progress were member and revenue growth and US contribution margins. Starting this year, we can be primarily measured by revenue growth and (global) operating margins as our primary metrics. The summary table above has been reorganized to reflect that, while maintaining comparability to the past.
Content
With a growing member base spread across the world, we seek to please diverse tastes with a wide breadth of content. The key releases this past quarter highlight this range of programming: A Series of Unfortunate Events1, a dark comedy for the entire family, Santa Clarita Diet2, a “zom-com” starring Drew Barrymore and Ultimate Beastmaster3, our first competition show which pits athletes from around the globe against a fearsome 600-foot obstacle course.

___________________________________
1 https://www.rottentomatoes.com/tv/a_series_of_unfortunate_events/s01/
2 https://www.rottentomatoes.com/tv/santa_clarita_diet/s01
3 http://www.hollywoodreporter.com/news/how-netflixs-ultimate-beastmaster-will-change-global-reality-tv-976142

2

In addition to these titles, on March 17, we debuted Marvel’s Iron Fist, which has quickly become another highly viewed Marvel series, and sets the stage for The Defenders4, which brings together all the characters from the Marvel series later this year. A week later, we launched Ingobernable5, our second Mexican series, starring Kate del Castillo, which has been very popular in Mexico. On the last day of Q1, we unveiled 13 Reasons Why6. Below is global search volume for several of our big launches over the last year.

We have also stepped up our investment in stand up comedy which we believe can help grow our business, like our original series. Early results are promising; the triumphant return of a comedy legend in Dave Chappelle: Collection 17 was our most viewed comedy special ever. We are also finding this to be true in international markets as well, with comedian Gad Elmaleh’s Gad Gone Wild8, a breakout hit in France last quarter.
Just ahead of the release of our third film from Adam Sandler, Sandy Wexler, we announced the renewal of our deal with Sandler to premiere an additional four films exclusively on Netflix around the world. We continue to be excited by our Sandler relationship and our members continue to be thrilled with his films. Since the launch of The Ridiculous 6, Netflix members have spent more than half a billion hours enjoying the films of Adam Sandler.
We recently hired Scott Stuber9 to lead our original films initiative. Our goal remains the same: to offer a variety of new movies that will attract and delight members at better economics relative to licensing movies under traditional windowing. Some of our early movies have been successful by this measure, such as the Sandler movies and Siege of Jadotville. Others, such as Crouching Tiger Hidden Dragon: Sword of Destiny, have not. Scott’s mandate is to increase both the portfolio and the percentage of films that delight many of our members relative to the film’s cost.
___________________________________
4 https://www.youtube.com/watch?v=ostYFNFjhJ4&feature=youtu.be
5 http://www.economist.com/blogs/prospero/2017/03/mexican-drama
6 https://www.rottentomatoes.com/tv/13_reasons_why/s01/
7 http://www.slate.com/blogs/browbeat/2017/03/14/watch_the_trailer_for_dave_chappelle_s_netflix_special_video.html
8 https://www.youtube.com/watch?v=tIgwVkjLaqE
9 http://deadline.com/2017/03/scott-stuber-netflix-feature-film-universal-pictures-1202043095/

3

Since our members are funding these films, they should be the first to see them. But we are also open to supporting the large theater chains, such as AMC and Regal in the US, if they want to offer our films, such as our upcoming Will Smith film Bright10, in theatres simultaneous to Netflix. Let consumers choose.
Product
As always, our product team has dozens of tests running in the endless quest for even higher member satisfaction. One test that won conclusively last year and has now been rolled out to all members is our new “thumbs-up thumbs-down” feedback model, replacing the 5-star model we have had from our DVD days. The amount of usage we get with this new approach is over twice as many ratings. With this additional personal input, we’ll be able to improve personalization, making your front screen on Netflix even more relevant.
A multi-year effort ahead is to have video replace still images in our user experience in ways that please our members and help them choose what to watch. Video for choosing video is an obvious direction, but doing it well through our interface takes judgment, creativity, and testing.
In April, we will add Thai and later in the quarter, Romanian and Hebrew, to the 24 languages we currently support.
Marketing
As our slate of content expands, we’ll spend over $1 billion in 2017 marketing our content to drive member acquisition. As part of this, we are investing more in programmatic advertising with the aim of improving our ability to do individualized marketing at scale and to deliver the right ad to the right person at the right time. Buttressing this activity is the substantial earned media coverage around the Netflix brand, technology and content we generate globally through events and activities aimed at journalists and social media influencers. We also market our content extensively to members through our service and with our partners. For instance, we participated in Comcast’s Watchathon in April, providing X1 subscribers unlimited access to Netflix for a week.
Competition
Our investors often ask us about ecosystem change, such as the advent in the US of virtual MVPDs (like Sling, Playstation Vue, DirecTV Now, YouTube TV and Hulu’s forthcoming service). We believe VMVPDs will likely be more directly competitive to existing MVPD services since they offer a subset of the same channels at $30-$60 per month, and may appeal to a segment of the population that doesn’t subscribe to a pay TV bundle. But we don’t think it will have much of an impact on us as Netflix is largely complementary to pay TV packages. Our focus also is on on-demand, commercial free viewing rather than live, ad-supported programming.
Additionally, investors ask us about Amazon’s move into NFL football. That is not a strategy that we think is smart for us since we believe we can earn more viewing and satisfaction from spending that money on movies and TV shows.

___________________________________
10 https://www.youtube.com/watch?v=2SRM1WpVEY4&feature=youtu.be

4

Free Cash Flow and Capital Structure
Free cash flow in Q1’17 was -$423 million vs. -$261 million in the year ago quarter and an improvement from -$639 million in Q4’16. The growth in our original content means we continue to plan to have around $2B in negative FCF this year.

We have a large market opportunity ahead of us and we’re optimizing long-term FCF by growing our original content aggressively. Negative near-term FCF is the result of the big increases in our original content, combined with small but growing operating margins. Since we want our operating margins to grow slowly so we can spend enough to quickly grow revenue and original content, we anticipate negative FCF to accompany our rapid growth for many years. Our operating margins are our key indicator of improving global profitability; they are already growing and we plan to keep them growing for many years ahead. Eventually, at a much larger revenue base, original content and revenue growth will be slower, and we anticipate substantial positive FCF, like our media peers.
Our debt to total cap ratio, at under 10%, is quite conservative compared to most of our media peers at 30-70%, and conservative compared to efficient capital structure theory. Thus we will continue to add long-term debt as needed to finance our expansion of original content, including in Q2’17.
Reference
For quick reference, our eight most recent investor letters are: January 201711, October 201612, July 201613, April 201614, January, 201615, October 201516, July 201517, April 201518.
Summary
We remain incredibly excited about the opportunity in front of us to build a truly global and durable internet TV business. We expect to cross the 100 million member mark this weekend. It’s a good start.

________________________________________
11 http://files.shareholder.com/downloads/NFLX/3639218336x0x924415/A5ACACF9-9C17-44E6-B74A-628CE049C1B0/Q416ShareholderLetter.pdf
12 http://files.shareholder.com/downloads/NFLX/2457496703x0x912075/700E14FD-12BE-4C3A-9283-9A975C7FE549/FINAL_Q3_Letter.pdf
13 http://files.shareholder.com/downloads/NFLX/2457496703x0x900152/4D4F0167-4BE2-4DC1-ACC7-759F1561CD59/Q216LettertoShareholders_FINAL_w_Tables.pdf
14 http://files.shareholder.com/downloads/NFLX/1662264494x0x886428/5FB5A3DF-F23A-4BB1-AC37-583BAEF2A1EE/Q116LettertoShareholders_W_TABLES_.pdf
15 http://files.shareholder.com/downloads/NFLX/1481171463x0x870685/C6213FF9-5498-4084-A0FF-74363CEE35A1/Q4_15_Letter_to_Shareholders_-_COMBINED.pdf
16 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x854558/9B28F30F-BF2F-4C5D-AAFF-AA9AA8F4779D/FINAL_Q3_15_Letter_to_Shareholders_With_Tables_.pdf
17 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x839404/C3CE9EE2-C8F3-40A1-AC9A-FFE0AFA20B21/FINAL_Q2_15_Letter_to_Shareholders_With_Tables_.pdf
18 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x821407/DB785B50-90FE-44DA-9F5B-37DBF0DCD0E1/Q1_15_Earnings_Letter_final_tables.pdf

5

April 17th, 2017 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a video interview, which will be available today at 3:00 p.m. Pacific Time at youtube.com/netflixir. The discussion will be moderated by Doug Mitchelson, UBS and and Scott Devitt, Stifel. Questions that investors would like to see asked should be sent to doug.mitchelson@ubs.com or swdevitt@stifel.com.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance & Investor Relations	Chief Communications Officer
408 809-5360	310 734-2958

6

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of free cash flow and EBITDA. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the company’s business opportunity, balancing contribution profit and investment in the service, localization efforts, operating margins, plans to invest in growth; product initiatives; marketing spend; impacts on our business from competition; localization efforts; content strategy, including local content, original and licensed content investments; use of capital; future capital raises; domestic and international net, total and paid subscribers; revenue; contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, operating margin; net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 27, 2017. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

7

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Revenues	$2,636,635	$2,477,541	$1,957,736
Cost of revenues	1,657,024	1,654,419	1,369,540
Marketing	271,270	284,996	208,010
Technology and development	257,108	225,191	203,508
General and administrative	194,291	159,001	127,225
Operating income	256,942	153,934	49,453
Other income (expense):
Interest expense	(46,742)	(43,586)	(35,537)
Interest and other income (expense)	13,592	(20,079)	25,963
Income before income taxes	223,792	90,269	39,879
Provision for income taxes	45,570	23,521	12,221
Net income	$178,222	$66,748	$27,658
Earnings per share:
Basic	$0.41	$0.16	$0.06
Diluted	$0.40	$0.15	$0.06
Weighted-average common shares outstanding:
Basic	430,600	429,738	428,117
Diluted	445,458	440,063	437,993

7

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$1,077,824	$1,467,576
Short-term investments	263,405	266,206
Current content assets, net	4,026,615	3,726,307
Other current assets	292,486	260,202
Total current assets	5,660,330	5,720,291
Non-current content assets, net	8,029,112	7,274,501
Property and equipment, net	275,083	250,395
Other non-current assets	394,571	341,423
Total assets	$14,359,096	$13,586,610
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$3,861,447	$3,632,711
Accounts payable	294,831	312,842
Accrued expenses	296,258	197,632
Deferred revenue	458,693	443,472
Total current liabilities	4,911,229	4,586,657
Non-current content liabilities	3,035,430	2,894,654
Long-term debt	3,365,431	3,364,311
Other non-current liabilities	73,323	61,188
Total liabilities	11,385,413	10,906,810
Stockholders' equity:
Common stock	1,669,132	1,599,762
Accumulated other comprehensive loss	(45,859)	(48,565)
Retained earnings	1,350,410	1,128,603
Total stockholders' equity	2,973,683	2,679,800
Total liabilities and stockholders' equity	$14,359,096	$13,586,610

8

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Cash flows from operating activities:
Net income	$178,222	$66,748	$27,658
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(2,348,666)	(2,102,841)	(2,316,599)
Change in streaming content liabilities	366,257	98,525	905,723
Amortization of streaming content assets	1,305,683	1,330,508	1,058,521
Amortization of DVD content assets	18,598	19,206	20,441
Depreciation and amortization of property, equipment and intangibles	15,049	14,189	14,798
Stock-based compensation expense	44,888	43,646	42,422
Excess tax benefits from stock-based compensation	—	(27,720)	(11,316)
Other non-cash items	21,666	9,430	12,757
Deferred taxes	(26,764)	(26,706)	(16,603)
Changes in operating assets and liabilities:
Other current assets	(25,402)	(1,679)	14,308
Accounts payable	(11,000)	15,540	(19,898)
Accrued expenses	93,542	(3,582)	41,232
Deferred revenue	15,221	16,266	27,502
Other non-current assets and liabilities	8,850	(8,690)	(29,536)
Net cash used in operating activities	(343,856)	(557,160)	(228,590)
Cash flows from investing activities:
Acquisition of DVD content assets	(25,372)	(18,797)	(23,207)
Purchases of property and equipment	(52,523)	(61,048)	(8,425)
Change in other assets	(769)	(1,617)	(356)
Purchases of short-term investments	(57,774)	(5,603)	(34,962)
Proceeds from sale of short-term investments	55,748	83,797	8,188
Proceeds from maturities of short-term investments	5,100	27,690	63,025
Net cash (used in) provided by investing activities	(75,590)	24,422	4,263
Cash flows from financing activities:
Proceeds from issuance of debt	—	1,000,000	—
Issuance costs	—	(10,700)	—
Proceeds from issuance of common stock	24,178	25,392	3,536
Excess tax benefits from stock-based compensation	—	27,720	11,316
Other financing activities	61	60	55
Net cash provided by financing activities	24,239	1,042,472	14,907
Effect of exchange rate changes on cash and cash equivalents	5,455	(11,316)	5,334
Net (decrease) increase in cash and cash equivalents	(389,752)	498,418	(204,086)
Cash and cash equivalents, beginning of period	1,467,576	969,158	1,809,330
Cash and cash equivalents, end of period	$1,077,824	$1,467,576	$1,605,244

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(343,856)	$(557,160)	$(228,590)
Acquisition of DVD content assets	(25,372)	(18,797)	(23,207)
Purchases of property and equipment	(52,523)	(61,048)	(8,425)
Change in other assets	(769)	(1,617)	(356)
Non-GAAP free cash flow	$(422,520)	$(638,622)	$(260,578)

9

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Domestic Streaming
Total memberships at end of period	50,854	49,431	46,967
Paid memberships at end of period	49,375	47,905	45,714

Revenues	$1,470,042	$1,403,462	$1,161,241
Cost of revenues	749,488	761,479	666,546
Marketing	115,038	105,589	81,942
Contribution profit	605,516	536,394	412,753

International Streaming
Total memberships at end of period	47,894	44,365	34,533
Paid memberships at end of period	44,988	41,185	31,993

Revenues	$1,046,199	$947,666	$651,748
Cost of revenues	847,317	834,794	629,899
Marketing	156,232	179,407	126,068
Contribution profit (loss)	42,650	(66,535)	(104,219)

Domestic DVD
Total memberships at end of period	3,944	4,114	4,741
Paid memberships at end of period	3,867	4,029	4,647

Revenues	$120,394	$126,413	$144,747
Cost of revenues	60,219	58,146	73,095
Contribution profit	60,175	68,267	71,652

Consolidated

Revenues	$2,636,635	$2,477,541	$1,957,736
Cost of revenues	1,657,024	1,654,419	1,369,540
Marketing	271,270	284,996	208,010
Contribution profit	708,341	538,126	380,186
Other operating expenses	451,399	384,192	330,733
Operating income	256,942	153,934	49,453
Other income (expense)	(33,150)	(63,665)	(9,574)
Provision for income taxes	45,570	23,521	12,221
Net income	$178,222	$66,748	$27,658

10

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$27,658	$40,755	$51,517	$66,748	$178,222
Add:
Interest and other (income) expense	9,574	19,138	26,909	63,665	33,150
Provision for income taxes	12,221	10,477	27,610	23,521	45,570
Depreciation and amortization of property, equipment and intangibles	14,798	14,131	14,410	14,189	15,049
Stock-based compensation expense	42,422	44,112	43,495	43,646	44,888
Adjusted EBITDA	$106,673	$128,613	$163,941	$211,769	$316,879

11